Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHIPOTLE MEXICAN GRILL, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Chipotle Mexican Grill, Inc., a corporation organized and existing under and by virtue of the DGCL (the “Corporation”), has adopted the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”):

1. The name of the Corporation is Chipotle Mexican Grill, Inc.

2. The following amendments (collectively, the “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) were duly adopted by resolution of the Board of Directors of the Corporation on March 14, 2013. The Amendment was adopted by the shareholders of the Corporation at a meeting of the shareholders duly called and held on May 17, 2013.

3. The Certificate of Incorporation is hereby amended by deleting Section 1 of Article V and inserting in lieu thereof a new Section 1 of Article V to read as follows:

“Section 1. Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than three nor more than 20 directors (exclusive of directors referred to in the last paragraph of this Section 1), the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

From the filing and effectiveness of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”) until the election of directors at the 2014 annual meeting of shareholders (each annual meeting of shareholders, an “Annual Meeting”), pursuant to Section 141(d) of the DGCL, the Board shall be divided into three classes of directors, Class I, Class II and Class III (each class as nearly equal in number as possible), with the directors in Class I having a term expiring at the 2015 Annual Meeting, the directors in Class II having a term expiring at the 2016 Annual Meeting and the directors in Class III having a term expiring at the 2014 Annual Meeting.

Commencing with the election of directors at the 2014 Annual Meeting, pursuant to Section 141(d) of the DGCL, the Board shall be divided into two classes of directors, Class I and Class II, with the directors in Class I having a term that expires at the 2015 Annual Meeting and the directors in Class II having a term that expires at the 2016 Annual Meeting. The successors of the directors who, immediately prior to the 2014 Annual Meeting, were members of Class III (and whose terms expire at the 2014 Annual Meeting) shall be elected to Class I; the directors who, immediately prior to the 2014 Annual Meeting, were members of Class I (and whose terms were scheduled to expire at the 2015 Annual Meeting) shall become members of Class I for a term expiring at the 2015 Annual Meeting; and the directors who, immediately prior to the 2014 Annual Meeting, were members of Class II (and whose terms were scheduled to expire at the 2016 Annual Meeting) shall be members of Class II for a term expiring at the 2016 Annual Meeting.

Commencing with the election of directors at the 2015 Annual Meeting, pursuant to Section 141(d) of the DGCL, there shall be a single class of directors, Class I, with all directors of such class having a term that expires at the 2016 Annual Meeting. The successors of the directors who, immediately prior to the 2015 Annual Meeting, were members of Class I (and whose terms expire at the 2015 Annual Meeting) shall be elected to Class I and the directors who, immediately prior to the 2015 Annual Meeting, were members of Class II (and whose terms were scheduled to expire at the 2016 Annual Meeting) shall become members of Class I for a term expiring at the 2016 Annual Meeting.

From and after the election of directors at the 2016 Annual Meeting, the Board shall cease to be classified as provided in Section 141(d) of the DGCL, and the directors elected at the 2016 Annual Meeting (and each Annual Meeting thereafter) shall be elected for a term expiring at the next Annual Meeting.

Any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors shall be elected by the affirmative vote of a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

Elections of directors at an annual or special meeting of shareholders shall be by written ballot.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article V of this Certificate of Incorporation and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.”

4. The Certificate of Incorporation is hereby amended by deleting Section 3 of Article V and inserting in lieu thereof a new Section 3 of Article V to read as follows:

“Until the 2016 Annual Meeting, any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Common Stock. From and after the election of directors at the 2016 Annual Meeting, any director or the entire Board may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Common Stock.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 17th day of May, 2013.

CHIPOTLE MEXICAN GRILL, INC.

By:	/s/ Montgomery Moran
	Name:	Montgomery Moran
	Title:	Co-Chief Executive Officer and Secretary